Exhibit 10.10

EARLY ACCESS AGREEMENT

This exclusive Early Access Agreement (“Agreement”) is made and entered into the 20th day of December 2013 (“Effective Date”) by and between

DanDrit Biotech AJS, a company formed and registered under the laws of Denmark and located at Fruebjergvej 3, 2100,Copenhagen in Denmark (hereinafter referred to as “COMPANY”),

and

Impatients N.V., a company formed and registered under the laws of The Netherlands, and located at Pilotenstraat 45, 1059 CH, Amsterdam, The Netherlands (hereinafter referred to as “IMPATIENTS”),

hereinafter each of COMPANY and IMPATIENTS, referred individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, COMPANY has developed, and is developing the Product (as defined below), and owns or controls certain patent rights, and technical and scientific information relating to, and the global exclusive rights to distribute, market and sell Product,

WHEREAS, IMPATIENTS specializes under the brand myTomorrows in services related to the supply and distribution of products to patients in Early Access Programs (as defined below) through a patient platform (hereinafter referred to as the “myTomorrows platform”),

WHEREAS, COMPANY is willing to grant IMPATIENTS the exclusive right to develop and execute Early Access Programs in the Territory (as defined below) and to supply quantities of Product to IMPATIENTS for these Early Access Programs in the Territory,

WHEREAS, IMPATIEN’TS agrees to accept such right and to acquire the Product for Early Access Programs from COMPANY pursuant to the terms of this Agreement, and

WHEREAS, the Parties wish to set forth the terms and conditions under which COMPANY grants the exclusive right and supplies the Product and IMPATIENTS implements the Early Access Program.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the Parties hereto, intending to be legally bound, agree as follows:

Article 1 Definitions

The following terms when used in this Agreement, shall have the meanings set forth in this clause:

1.1
“Accounting Standards” with respect to a Party means that such Party shall maintain records and books of accounts in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

1.2
“Affiliate” means, as to any person or entity, any other person or entity, which controls, is controlled by, or is under common control with such person or entity. A person or entity shall be regarded as in control or another entity only if it owns or controls, directly or indirectly, at least fifty percent (50%) of the equity securities or other ownership interests in the subject entity entitled to vote in the election of directors or with the power to direct or elect management of such subject entity.

1.3
“COMPANY Patents” means all of the Patents that are (a) under Control by COMPANY or any of its Affiliates as of the Effective Date or at any time during the Term, and (b) reasonably necessary or useful (or, with respect to Patent applications, would be reasonably necessary or useful if such Patent applications were to issue as Patents) for the development, manufacture, or use or sale of the Product.

1.4
“Applicable Law” means federal, state, local, national and supra-national laws, statutes, rules, and regulations, including any rules, regulations, guidelines, or other requirements of 1the Regulatory Authorities, major national securities exchanges or major securities listing organizations, that may be in effect from time to time during the Term and applicable to a particular activity and/or country or other jurisdiction hereunder.

J .5
“Change of Control” means when an unaffiliated third party gains control over the management decisions of a Party relating to lb.is Agreement by virtue of (a) the sale of all or substantially all of the assets of the Party to said unaffiliated third party; (b) a sale resulting in more than fifty (50) % of the equity of the Party being held by said unaffiliated third party; (c) a merger, consolidation, recapitalization or reorganization of the Party with or into an unaffiliated third party; (d) the assignment of the rights and obligations pursuant to the Agreement to said unaffiliated third party. Notwithstanding the foregoing IMPATIENTS has prior to signing this agreement been informed about the COMPANY’S contemplated share exchange after which the COMPANY will have a new parent company neither this nor the subsequent trading of shares in the listed parent COMPANY is to be considered as Change of Control.

1.6
“Confidential Information” means any Information provided orally, visually, in writing or other form by or on behalf of one Party to the other Party in connection with this Agreement, whether prior to, on, or after the Effective Date, including information relating to the terms of this Agreement, the Product (including the Regulatory Documentation and Regulatory Data), any use of the Product, any know-how with respect thereto developed by or on behalf of the disclosing Party or its Affiliates, or the scientific, regulatory or business affairs or other activities of either Party. Notwithstanding the foregoing, (a) jointly owned Know-How shall be deemed to be the Confidential Information of both Parties, and both Parties shall be deemed to be the receiving Party and the disclosing Party with respect thereto; and (b) after IMPATIENTS proceeds with the EAP, all Regulatory Documentation developed by IMPATIENTS shall be deemed to be the Confidential Information of COMPANY, and COMPANY shall be deemed to be the disclosing Party and IMPATIENTS shall be deemed to be the receiving Party with respect thereto.

l.7
“Control” means, with respect to any item of Information, Regulatory Documentation, material, Patent, or other property right existing on or after the Effective Date and during the Term, the possession of the right, whether directly or indirectly, and whether by ownership, license, covenant not to sue, or otherwise (other than by operation of the license and other grants herein). to grant a License, sublicense or other right (including the right to reference Regulatory Documentation) to or under such Information, Regulatory Documentation, material, Patent, or other property right as provided for herein without violating the terms of any agreement or other arrangement with any third party; provided. However, neither Party shall be deemed to Control any item of Information, Regulatory Documentation, material, Patent, or oth.er property right of a third party if access requires or triggers permission from such party or a payment obligation.

1.8
“Early Access Program” or “EAP” mews the activities directed lo (a) the education or physicians and patients regarding the possibility or early access to innovative medicinal treatments not yet the subject or a Marketing Authorisation through named-patient use, hospital exemption or compassionate use, (b) patient recruitment, (c) the securing of Early Access Approvals, for the use or such treatments, (d) the distribution and sale of such treatments pursuant to such Early Access Approvals, and/or (e) the collection of data, including but not limited to patient-reported outcomes, doctor-reported experiences and registry data.

1.9	“EAP Plan” means IMPATIENTS’ plan, including its responsibilities, for the initiation and performance of an early access program for Product in the Field. The EAP Plan is attached hereto as Exhibit I.

1.10
“Early Access Approvals” means the permissions, exemptions, approvals, authorisations and/or waivers required by Regulatory Authorities for medicinal treatments, not the subject of a Marketing Authorisation, to be sold to pharmacy or wholesaler, to be dispensed to a physician, to be administered to and/or used by a patient.

I .II          “Field” means treatment of advanced colorectal cancer.

1.12
“First Commercial Sale” means, with respect to a Product and a country, the first sale for monetary value for ultimate use by the patient of such Product in such country after Marketing Authorisation for such Product has been obtained in such country. Sales prior to receipt of Marketing Authorisation for such Product, such as so-called “treatment IND sales,” “named patient sales,” or other “compassionate use sales,” shall not be construed as a First Commercial Sale.

1.13
“Good Manufacturing Practice” or “GMP” means the current good manufacturing practices applicable from time to time to the manufacturing of a Product or any intermediate thereof pursuant to Applicable Law.

1.14	“Individual Patient’s Treatment”: means all Product Units specifically manufactured for an individual patient,

1.15
“Information” means knowledge of a technical, scientific, business, and other nature, including know-how, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, Regulatory Data, and other biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pro-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols; assays, and biological methodology; in each case (whether or not confidential, proprietary, patented or patentable, of commercial advantage or not) in written, electronic or any other form now known or hereafter developed.

1.16
“Know How” means information and materials, whether or not confidential, including, but not limited to, pharmaceutical, chemical, products, economic and commercial information, chemical and non-technical manufacturing process and equipment data and information, product and process validation data, the results of tests on products, assays and results of product assays, pre-clinical and clinical studies, and drawings, plans, diagrams, specifications and/or other documents containing said information relating to the Product.

1.17	“Major Markets” means each of Germany, United Kingdom, France, Spain and Italy, the United States, and Japan.

1.18	“Manufacturer” means the: legal entity that physically manufactures and/or fills and/or finishes and/or labels and/or stockpiles cGMP grade Product.

1.19
“Marketing Authorisation “ means, with respect to a country, region or other jurisdiction in the Territory, any and all approvals (including Drug Approval Applications), licenses, registrations, or authorisations of any Regulatory Authority necessary to commercially distribute, sell, or market Product in such country or other jurisdiction, including, where applicable, (a) pre and post-approval regulatory approvals (including any prerequisite manufacturing approval or authorisation related thereto), and

(b) approval of Product labelling.

1.20
“Net Sales” shall mean the gross amount invoiced by any party that commercialises the: Product to non-affiliated third parties for the sale of Product less the following reasonable and customary accrual-basis deductions to the extent applicable to such invoiced amounts (to the extent each is actually invoiced and included in the invoiced gross sales price) in accordance with Accounting Standards:

(a)	all trade discounts, or rebates (including without limitation Medicaid rebates);

 (b)          amounts for claims, allowances or credits for rejections or returns;;

(c)	packaging, handling fees and prepaid freight, insurance, sales taxes, duties and other governmental charges (including value added tax), but excluding what is commonly known as income taxes.

The specific deductions taken under, and the general provision of, (a) through (c) above may be adjusted periodically after agreement between both Parties as necessary to reflect amounts actually incurred.

For the avoidance of doubt, Net Sales shall not include sales for resale to Affiliates or to licensees or sales agents acting on behalf, and in the name of COMPANY, or transfer to an independent logistic service provider of Products.

For purpose of this definition 1.19, a sale shall also include a transfer or other disposition for consideration other than cash, in which case such consideration shall be valued at the fair market value thereof. Transfers or dispositions for charitable purposes or for pre-clinical, clinical, regulatory or governmental purposes prior t are not considered a “sale”

1.21
“Net EA P Sales” shall mean the gross amount invoiced by IMPATIENT’S to non- affiliated third parties for the sale of Product in the EAP, less the following reasonable and customary accrual-basis deductions to the extent applicable to such invoiced amounts (to the extent each is acrually incurred and included in the invoiced gross sales price) in accordance with Accounting Standards:

(a)	all trade discounts, or rebates (including without limitation Medicaid rebates);

(b)	amounts for claims, allowance or credits for rejections or returns;

(c)	packaging, handling fees and prepaid freight, insurance, sales taxes, duties and other governmental charges (including value added tax), but excluding , what is commonly known as income taxes.

The specific deductions taken under, and the general provision of, (a) through (c) above may be adjusted periodically after agreement between both Panics as necessary to reflect amounts actually incurred.

1.22
“Patents” means (a) all national, regional and international patent applications, including provisional patent applications, and all applications claiming priority therefrom, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (b) any and all national patents issued or granted from the foregoing patent applications, including utility patents, utility models, petty patents and design patents and certificates of invention; (c) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a) and (b)); and (c) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

1.23	“Price per Individual Patient ‘s Treatment” means the amount Company will receive for an Individual Patient’s Treatment excluding VAT or other taxes and levies.

1.24
“Product” means all available stock-keeping units of Individual Patient’s Treatments (SKU)’s of the product referred to as of the Effective Date, as MelCancerVac (an intradermal injectable, personalized, dendritic-based immunotherapy), supplied ready packed and labelled, quality tested and QP released in accordance with applicable pharmaceutical law and regulations.

1.25	“Product Unit’’ means one injection of an Individual Patient’s Treatment

1.26
“Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local governmental or regulatory authority, agency, department, bureau, commission, council, or other entities (e.g., the FDA, EMA and PMDA) regulating or otherwise exercising authority with respect to activities contemplated in this Agreement.

1.27
“Regulatory Documentation” means all (a) applications (including all INDs and Drug Approval Applications and other regulatory filings), registrations, licenses, authorisations, and approvals (including Regulatory Approvals); (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files, and complaint files; and (c) pre-clinical and clinical data, and data contained or relied upon in any of the foregoing, in each case ((a). (b),and (c) relating to Product

1.28	“Specifications” means all data necessary to manufacture the Product and contained in the most recent version of the product specification tile or IMPD/IND.

1.29         “Territory” means all countries in the world except North America (USA and Canada) and Singapore.

1.30
“Trademark” means any word, name, symbol, color, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo, business symbol or domain names whether or not registered .

Article 2 -EARLY ACCESS PROGRAM
MANAGMENT

J oint Steering Com jllce. As soon as practical after the Effective Date, but no later than thirty (30) days, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”), which shall (a) oversee the EAP for the Product in the Territory, (b) resolve disputes that may arise in any subcommittees formed by the JSC, (c) coordinate the Parties’ activities under this Agreement, including oversight of any subcommittees formed by the JSC, and (d) perform such other functions as are set forth herein or as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement. The details of the composition, operating procedures and responsibilities of the JSC are described in Exhibit 2.

Article 3-Grants of Rights, Disclosure of Know How

3.1            COMPANY Licenses. COMPANY hereby grants to IMPATIENTS:

3.1.1	an exclusive, non-transferable, royalty-free license under the COMPANY Patents and COMPANY Know-How, to perform EAP activities for Product in the Field in the Territory; and

3.1.2
an exclusive non-transferable, royalty-free right of reference, under the Regulatory Approvals and any other Regulatory Documentation that COMPANY or its Affiliates may Control with respect to the Products as necessary for purposes of performing EAP activities for Product in the Field in the Territory; and

3.1.3
an exclusive, non-transferable, royalty-free license to reproduce and use the Product Trademarks solely in connection with performing the EAP activities for Product in the Field in the Territory, subject to the terms and conditions set forth herein, including in Exhibit 3; and

3.1.4
a right of first negotiation to be a distributor of Product (co-promotion, co-market, and/or dis1ribution) in all or part of tile Territory subsequent to the Product receiving Marketing Authorisation in one or more Major Markets.

3.2
IMPATIENTS Know How Contribution IMPATIENTS undertakes to contribute its Know How to perform the EAP, including but not limited to its EAP technical and business knowledge regarding patient recruitment, regulatory and legal support, pharmacovigilance, reimbursement, data collection, logistics and marketing.

3.3
COMPANY Know How Disclosure. Immediately after the Effective Date, COMPANY shall, and shall cause its Affiliates and collaborators to, without additional compensation, disclose and make available to IMPATIENTS, in whatever form IMPATIENTS may reasonably request. Regulatory Documentation. COMPANY Know How, and any other Information relating. directly or indirectly, to the Product (including. but not limited to, all information related to Manufacturing), to the extent not done so already and thereafter immediately upon the availability of such Regulatory Documentation, COMPANY Know How, or other Information.

3.4
COM PANY Know How Assistance. COMPANY, at its sole cost and expense, shall provide IMPATIENTS with all reasonable assistance required in order to transfer to IMPATIENTS the Regulatory Documentation, COMPANY Know How, and other Information required to be produced hereunder, in each case in a timely manner, and shall reasonably assist IMPATIENTS with respect to the implementation of the EAP for the Product. Without prejudice to the generality of the foregoing, if visits of COMPANY representatives to IMPATIENTS’s facilities arc reasonably requested by IMPATIENTS for purposes of transferring the Regulatory Documentation, COMPANY Know How, or other Information to IMPATIENTS or for purposes of IMPATIENTS acquiring expertise on the practical application of such Information or assisting on issues arising during such Exploitation, COMPANY shall send, at its expense, appropriate representatives to IMPATIENT’s facilities.

Article 4 - Regulatory Matters.

4.1          Regulatory Activities.

4.1.1
IMPATIENTS shall have the sole and exclusive right to recruit patients for the EAP of Product, and to file applications for Early Access Approvals therefor (including the setting of the overall regulatory strategy therefor), and to communicate with the Regulatory Authorities to secure Early Access Approvals for Products in the Territory. COMPANY shall support IMPATIENTS, as may be reasonably necessary, in obtaining Early Access Approvals for the Product, and in the activities in support thereof, including providing necessary documents or other materials required by Applicable Law to obtain Early Access Approvals, in each case in accordance with the terms and conditions of this Agreement.

4.1.2
COMPANY shall provide IMPATIENTS with (a) access to or copies of all material written or electronic correspondence (other than regulatory filings) relating to the development of Product in the Field received by COMPANY or its Affiliates, collaborators or licensees from, or filed by COMPANY or its Affiliates, collaborators or licenses with, the Regulatory Authorities, and (b) copies of all meeting minutes and summaries of all meetings, conferences, and discussions held by COMPAXY or its Affiliates, collaborators or licensees with the Regulatory Authorities relating to the development or commercialisation of Product in the Field, including copies of all contact reports produced by COMPANY or its Affiliates, collaborators or licensees, in each case ((a) and (b)) within fifteen (15) Business Days of its receipt, forwarding or production of the foregoing, as applicable. If such written or electronic correspondence received from any such Regulatory Authority relates to the withdrawal, suspension, or revocation of a Regulatory Approval or Early Access Approval for Product in the Field, the prohibition or suspension of the supply of a Product in the Field, or the initiation of any investigation, review, or inquiry by such Regulatory Authority concerning the safety and quality of a Product in the Field, the notified Party shall notify the other Party and provide the other Party with copies of such written or electronic correspondence as soon as practicable.

4.1.3	COMPANY shall make every reasonable effort to notify IMPATIENTS promptly following its determination that any event, incident, or circumstance has occurred that may result in the need for a recall, market suspension, or market withdrawal of a Product in the Territory in the Field, and shall include in such notice the reasoning behind such determination, and any supporting facts. COMPANY (or its licensee:) shall have the right to make the final determination whether to voluntarily implement any such recall, market suspension, or market withdrawal in the Territory. lf a recall, market suspension, or market withdrawal is mandated by a Regulatory Authority in the Territory, COMPANY (or its licensee) shall initiate such a recall, market suspension, or market withdrawal in compliance with Applicable Law. For all recalls, market suspensions or market withdrawals undertaken pursuant to this Section, COMPANY (or its licensee) responsible for the recall, market suspension, or market withdrawal shall be solely responsible for the execution thereof, and IMPATIENTS shall reasonably cooperate in all such recall efforts.

4.14
COMPANY shall provide IMPATIENTS with prior written notice, to the extent COMPANY has advance knowledge, of any scheduled meeting, conference, or discussion ( including any advisory committee meeting) with a Regulatory Authority relating to a Product in the Field, reasonably promptly after COMPANY or its Affiliate, collaborator or licensee first receives notice of the scheduling of such meeting, conference, or discussion (or within such shorter period as may be necessary in order to give IMPATIENTS a reasonable opportunity to attend such meeting, conference, or discussion). IMPATIENTS shall have the right to have two (2) of IMPATIENTS employees attend as an observer (but not participate in) all such meetings, conferences, and discussions.

4.2	Regulatory Data.

4.2.l
Each Party shall promptly provide to the other Party copies of or access to all non-clinical data and clinical Data, and other information, results, and analyses with respect to any development activities that are controlled by such Party or any of its Affiliates, collaborators or licensees (collectively, “Regulatory Data”), when and as such Regulatory Data becomes available. At the very least, COMPANY shall provide IMPATIENTS with the GMP certificate of the manufacturing site, if applicable the Product’s GMP certificate, the Manufacturer’ s manufacturing license for the Product, Product stability data and certificate of analysis, and all other Know How that IMPATIENTS is required to include, or may need to include, in its Early Access Approval applications.

4.3	Pharmacovigilance

4.3.l
Within 1 month after singing this agreement, Parties will enter into a separate agreement related to the responsibility and performance of phannacovigilance activities (“PhV agreement”) related to the Product. This PhV agreement will be attached as Exhibit 6.

4.4          Compliance.

4.4.1	Each Party shall perform or cause to be performed, any and all of its development activities, in good scientific manner and in compliance with all Applicable Law.

4.5	Records.

4.5.l	Each of COMPANY and IMPATIBNTS shall, and shall ensure that its third party providers, maintain records and shall retain such records for such period as may be required by Applicable Law.

4.5.2
Each Party shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all records of the other Party, except for files that cannot be shared due to applicable privacy regulations. The inspecting Party shall maintain such records and the information disclosed therein in accordance with the confidentiality clauses of Article 9 of this Agreement.

4.5.3	Without limiting Section 2, the JSC shall determine what reports shall be generated to track the EAP activities, including the content and timing thereof.

Article S -Exclusive Distribution, Supply and Manufacture

5.1                   Distribution .

COMPANY hereby appoints IMPATIENTS as its sole and exclusive distributor of Product for EAP use in the Field in the Territory, except for the EAP of the National Cancer Centre in Singapore which is ongoing at the effective date of this agreement.

    Product Supply.

S.1.1
COMPANY undertakes, and agrees, to supply to IMPATIENTS on an exclusive basis, IMPATIENTS’ requirements of Product ordered in accordance with the terms of this Agreement, for EAP distribution and sale in the Territory.

S.1.2	IMPATIENTS undertakes, and agrees to obtain its requirements of Product for use in the Field from COMPANY in accordance with the terms of this Agreement

S.2          EAP Performance Undertaking.

S.2.1               IMPATIENS undertakes to perform EAP activities, including selling and distributing the Product in the Territory.

S.3	Product Manufacturing.

S.3.1
Manufacturing. COMPANY shall be solely responsible for the manufacturing, fill & finish, labeling and, if applicable, stockpiling of cGMP grade Product in compliance with the Quality Agreement, which shall be concluded between the Parties within 1 month after singing this EAP agreement and will be attached as exhibit 5. COMPANY shall exert its commercial best efforts to provide quantities of cGMP Product sufficient to meet the requirements of the EAP. If COMPANY contracts the manufacturing and/or filling and/or finishing and/or labeling and/or stockpiling of Product to a third party, such third party shall be considered a Manufacturer. COMPANY will ensure that all relevant obligations deriving from this agreement and the Quality Agreement between Parties are part of the contractual relationship between COMPANY and any Manufacturer. COMPANY shall provide all required documentation to IMPATIENTS related to the manufacturing for purposes of furthering the activities of the EAP.

S.3.2	Interruption of Supply. If COMPANY is unable to meet IMPATIENTS’ requirements for Product, COMPANY will notify IMPATIENTS and the JSC will meet to discuss and negotiate a possible resolution.

Article 6 - Supply of Product

6.1
Notificatiop of Reouirements . IMPATI E!’TS shall notify COMPANY of its estimated requirements of Individual Patient’s Treatments for the following 12 (twelve) calendar months 30 (thirty) days before the tart of each quarter (“Rolling Forecast”). Said estimate shall not constitute a firm commitment by IMPATIENTS.

6.2	Available Manufllcturing Capacity. COMPANY will ensure that sufficient capacity and raw materials for the manufacturing of a sufficient number of Individual

Patient’s Trealments following six months projedcd sales, based on the most recent rolling forecast, is available at its/their manufacturing s1tc(s).

6.3
Available Stock of an Individual Patient’ sTreatment Company will ensure thai sufficient quantities of Individual Patient’s Treatment are in stock at the consignment stock warehouse designated by IM PATII!NTS.( “Consignment Stock”) The legal ownership of an Individual patient’ s Treatment shall remain with COMPA.’iIY and will directly transfer to the party buying the Individual Patient’s Treatment and will at no time be transferred to IMPAT!fu’ITS. Any costs related to the Consignmen t Stock keeping itself (excluding shipment to Consignment Stock) and any possible further delivery to clients shall be at the expense of IM.PATIENTS.

6.4
Product Shipment. Product & sbalJ be delivered by CO iPA’.IY DDP (INCOTllRMS 2010) a1 the Consignment Stock WIUChouse address of IMPATIENTS. At the consignment stock warehouse site of IMPATIENTS, Products wiU be made ready for delivery to IMPATIENTS’ clients, in a manner conuolled by IMPATIENTS and ll1 accordance with the Quality Agreement

6.S	Shiomenl Authorisation COMPANY hereby authorises IMPATIENTS to use product from the Consignment Stock for th.e fulfilling of orders from IMPATIE!\’TS’ clients without funher approval from COMPAN Y.

6.6
Invoice. COMPANY shall send IMPATIENTS a monthly invoice in BUROS bnsed on the number of delivered Individual Patiml’s Treatments and the agreed Individual Patient’s Treatment Price. IMPATIBNTS shall pay such invoice to COMPANY in Euros (€) within thirty (30) days of receipt

6.7	Price. The Individual Patient’sTreatment Pnee is specified in Exhibit 4.Prices arc stated excluding VAT or other taxes or levies.

A rdde 7 -Compensadon to IMPATIENTS For Market Development

7.1          Roya!ty Obligation.

7.1.1
If the Product receives Marketing Authorisation in the Field in any country in the Territory, then COMPANY or any of COMPANY’s affiliates, its successors or assigns, shall pay IMPATIENTS (or its successors and assigns) a royalty up to a maximum of 5 % of Net Sales of Product in such country. The percentage of the royally will be determined in accordance with Annex 7.

7.1.2	Royalties payable in respect of Net Sales of Product shall be payable on a country-by-country basis for a period ending twenty years from the first Commercial Sale of such Product in such country.

7.1.3
Product Net Sales shall be reported, and royalties based on such Net Sales shall be paid, to IMPATIBl’oITS within 60 days afta the end of each calendar quarter during which Product has been sold. COMPANY, its Affiliates, licaisecs, successors and assig11ees shall maintaio acewttc records of Product sales for a period of no Jess than seven years. Such records may be auditod for accuracy once a year by an independent public accowrting firm, acceptable to both parties, which would be allowed reasonable access at reasonable timesto review such records.

7.1.4
Company shall not be cntiUed to assign, sell or dispose of its business in respect of the Product to a third party unless such third party undertakes in writing to IMPATIBNTS to be bound by the provisions of this article 7 as if such a third party were a party to this article 7 instead of the COMPANY.

Article 8·Warranties, UabW ty ud Indemnity

8.1	Mutual Reprcscntatiocs !!!!d Wamntics. The Parties represent and warrant to each other, as of the Effective Date, as follows:

8.1.1
Onranisation. It is a corporation duly organised, validly existing, and in good stllllding under the laws of the jurisdiction of its organisation, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement

8.1.2
Authorisation. The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorised by all nec;cs.,ary corporate action, and do not violate (a) such Party’s charter documents, bylaws, articles of association or other Ofb’31lisational documents, (b) in any material respect, any agreement, instrument, or contractual obligation to which such Party is bound,

(c) any requirement of any Applicable Law, or (d) any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency prcscntly ineffect applicable to such Party.

8.1.3
Binding Agreement. This Agreement is a legal, valid, and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to U1c effects of banlcruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific pcrformao.ce, aod gcocral principles of equity (whether enforceability is considered a proceeding at law or equity).

8.1.4
No Inconsistent Obligation. It is oot W\dcr any obligation, cxm1n1ctual or otherwue, to any Person thal conflicts with or is incoruristenl in aoy material respect with the terms of this Agreement, or that would impede the diligent and complete fulfilment of its obligations hereunder.

8.2
Prodycl Warranty. COMPANY warrants that Product supplied to IMPATJENTS under this Agreement shall comply with the Specifications; be manufactured, filled, finished, labeled and packed in OMP facilities and inaccordance with the Qu.alily Agreement and all applicable laws; be free from cootmninal on or adullenltion; be adequately packed to withstand uansportation. At the time of delivery, each Product shall have no less than 12 month of the Product’s registered shelf life remaining.

8.3
Product Liability. COMPANY represents and warrants to IMPATIENTS that tbc COMPANY is l-gally bound to retain responsibility and liability for the manufacture of the Product at ell times and shall maintain product and general liability insurance covering any loss, costs, expenses, liability, actions, demands, claims or proeccdinp.

8.4
COMPANY Indemnity. COMPANY shall indemnify and bold !MPATTBNTS harmless from any claims, suits, demands, judgmcn:s , actions, liabilities, (including strict liability and infringement of a third pany’s patent rights}expenses(including reasonable attorney’s fees} and damages relating lo the Product and caused directly or indirectly by any act or omission of COMPANY and it’s ofliccn, directors, employees, subconuactors, collaborators, 11gcnts or suppliers, or the Manuf11eturcr.This indemnity shall OOI apply if any such liability, loss, damage, cost or cxperuc is due lo the gross negligence or default in pcrfonnancc of IMPATIENTS, its officers, directors, employee. subcontrac10rs, agents or suppliers.

8.5
Waiver of consequential or ounitive damages. Save as for intentional wrongdoing by a Party,neither Party, nor any of their respective directors, officcIS, employees or agents shall have any liability towards the othci” Pazty, for any indirect or consequential <la!ru!ges claimed by the othi:r Party, including. but not limited to lhc loss of opportunity, loss of use, and/or loss of revenue or profit, inconnection with oc arising out of this Agreement or breach th=of.The restriction of liability to compensate indirect and/or conscqw:ntial damage stipulated for in this clause shall not be applied to any breach of the intcUcctual property rights of a Party or its principals, illcluding but not limited lo rights of patent, copyrigbt and tradcmar!( or any unauthorized discl0$urc or use of the tmdo 5(‘.Crets or other Confidential lnfonnation of a Party.

Article 9 - Confldentiallty

9.1
The Parties will continue to abide by the confidentiality agreement signed by both Parties dated 16 October 2013. The tQ’mS of confidentiality respecting lnfonnatioo shall not impede the appropnate use thereof in IMPATlENTS’s submission of Information in

Early Access Approvals applications witll Regulaiory Authorities, or in execution of the
EAP of Product according to the EAP Pla.i.

9.2
COMPANY aclcnowledges tbat the EAP Piao involves the publication of safety and efficacy information relating to the Product, including COMPANY confidential information included in the Regulatory Documentation, and the patient- and doctor- reported outcomes and registry data generated and collected during the performance of the EAP. In accordance with Applicable Laws, such information shall be published in a complete and balanced manner, as well as lo protect the confidentiality of the participating doctors and patients.

Article 10 - Ounitf
oo,Termination

I 0.1
This Agreement will become legally effective on the Effective Date and, unless earlier terminated pursuant to the terms hereof, shall continue in full force and effect for an initial period of seven (7) years. This initial period may be extended upon mutual written agreement by the Parties.

10.2
Subject lo mandatory provision of law, this Agreement may be terminated by a Party, without any liability to the other, if the 01her Party is dissolved or liquidated, files or has filed against it a petition under any applicable bankruptcy or insolvency law, makes a general assignmenl foe the benefit of its cm!itors, or has a rec:eiver appointed for substantially all of its assets.

I 0.3	Each Party may tenninate this Agreemc:nl for convenience, provided the non-lenninating Party is provided with 180 days written notification.

I 0.4
Each Pany n:seivcs the right to immediately terminale this Agreement if the other Party is in breach of its material obligations under this Agreement and fails to remedy such breach within 180 days of written notification by the other Party of said breach.

10.5	Consequences of Termination_

10.5.1	COMPANY will allow !MPATIE?l<“TS to continue to distribute and sell the Product until such time that the entire quantity of the Consignment Stock hBs been sold.

10.5.2
Upon termination of this Agrccmeitt pursuant to Section 10.1, tennination by OOMPANY punuant to Section 10.3 or by IMPATIENTS pUr.iuant to Section 10.4, the royalty rate shall be the percentage as specified in Section 7.1.1.

10.5.3	Upon terminaboo of this Agreement by !MPATIBNTS pursuant to Section 10.3 or by
COMPANY pursut111t to Section I 0.4, Section 7.1.1 shall not be applicable.

10.6	Survival. Subject to the terms of this Section 10, Sections I , 4.2.2, 4.4.1, and 7-11 shall survive termination of this AgrccmeoL

Article 11 - Miscellaneous

II.I
Entire Agreement. This Agreement, togclher with the Confidentiality AgTeumcnt dated 16 October 2013 signed by the Parties prior to the Effective Date, constitutes the entire agreement between the Parties as regards the Product, and any former agreement relating to the same subject matter hereby becomes null and v01d In the event of any inconsistencies between the terms of these Agreements, the terms of this Agreeme11l shall prevail .

11.2        2 Amendments. Modifications to thiJ Agrcrmcnl shAll be made in writing only.and shall only take effect when signed by both PaJties.

11.3
Press releases. Each Party shall have the right lo publish the existence of this Agreement, provided that the other Party shall have lll1 opportunity to review press releases for at least five (S) working days pri«to public disclosure.

11.4
lndcpcndC!lJ Contractors· It is understood that both Parties hereto an: independent contractors and engage in the operation of their own respective businesses. Neither Party hereto is to be considered the ugent of the other Party for any purpose whatsoever and neither Party has any authority to enter into any conlr.let or assume any obligation for the other Party or to make lllY warranty or representation on behalf of the other Party.Each Party shall be fully rc:sponsil>le for its ‘11 cmplO)’CCS, servants and agents, and the employees, servants and agents of one Party shall not be deemed to be employees, servants and agents of the other Party for any purpose whatsoever.

11.5
Remes!v: Waiver. Exercise by any Party of any of its rights under this Agreement shall not be deemed to limit any other right or remedy that such Party may have in law or equity.The waiver by either Party of a breach of any of the provisions of this Agreement by the other Party shall not be construed as a waiver of any succeeding breach of the same or other provisions; nor shall any delay or omission by either Party in exercising any right that it may have under this Agreement operate as a waiver of any breach or default by the other Party.

11.6
Fonnalities. Each Party agrees to execute deliver and/or do such further papers, agreements or acts as may be necessary or desirable to give effect to this Agreement and its purpose and to carry out its provisions.

11.7	Choice of Law. This Agreement shall be governed by and interpreted under the laws of The Netherlands and the Parties hereby submit to the exclusive jurisdiction of the competent courts in Amsterdam.

I 1.8
Language;. This Agreement is executed in the Englisb language.The language used i.n this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent and no rule of strict construction against either Party shall apply to any term or condition of lhu AgtcemcnL The definitive language of this
Agreement is English and no reliance shall be placed upon any translation into any other language.

11.9
Assignment As5umption. Neither this Agreement nor any rights or obligations hereunder may be assigned or duties delegated (olhcr than specified in the EAP Plan) by cilher Party without the prior wriuco consent of the other Party, which consent shal l not be unreasonably wilhheld. Any assignment in violation of this clause shall be null and void Any permitted assignee shall, upon the request of the other Party hereto, expressly acknowledge, by written agreement, its assumption of all obligations and liabilitiC1 under this Agreement.

11.t 0
force Majeure. Should a Party be unable to perform any of its obligations under thjs Agreement due to an event of force majeu.rc as determined by law such Party shall be excused to pcrfonn its obligation during !he period of such force majeuce event provided always that it gives the other Party prompt written notice of such fon:c majcurc cveoL If the c:1o en1 of force majeuce were to prevent such Party performing its obligations in connection with this Agreement for a coalinuous period of more than three (3) months, the other Party may terminate lhe Agreement at its sole optioc by giving written notice
!hereof, without any indemnity to be paid by either Pany. The termination would then take effect without further notice, at the date of receipt of the above notice .In no event shalt this provision relieve either Party of its obligation to make payment when owing.

11.11
Seyembjlity. Ifany provision of this Agrc<:ment is found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, the invalidity or unenforccabitity of such provision shall not affect the other provisions of this Agreement, and alt provisions not affected by such invalidity or unenforceability shalt remain in full force and effecl The Parties aarce U> attempt to substitute for any invalid or unenforceable provision a valid or enforceable provision, which achieves to the greatest cx!CDt posstl> e the economic objectives of the invalid or unenforceable provision.
Should any provision of this Agreement conflict with applicable legislation, then such provision sbalJ be modified by the Parties in order to comply with said legislation. This modification shall not affect the other provisions of this AgreemenL

11.12
. All formal notices to be given pwsuant to this Agreement shall be in writing and in English and shall be delivered by hand, sent by registered mail return receipt, or by express courier service to the address of the Party to receive such notice as set out below (or such other address as may be notified by a Party to the other from time to time). Notices shall be deemed to have been received at the time of delivery by hand, at the date affixed on the return receipt or 3 (three) business days after sending if sent by express courier service.

For COMPANY:	For
IMPATIENTS:
DanDrit Biotech NS Lers0park Allc I07 2100 KOOenhavn 0 Denmark Email:epl@dandritcom	myTomorrows lmpatients N.V. Pilotenstraat 45 1059 CH Amsterdam The Netherlands Email:

11.13
Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The ll’.Illl “including,”“include,” or “includes” as used herein shall mean “including, but not limited to,” and shall not limit the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and oo rule or strict construction shall be applied against either Party hereto. Each Party represents that it has been represented by legal counsel in connection’vith this Agreement and acknowledges that it has participated in the dralling hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

IN WITNESS WHEREOF, the Parties have executed this A authorized, representatives:	Agreement by their respective, duly

Niels ErikNielsen Chairman of the Board of Directors

Exhibit l • EAP

[To be further specified by Ike JSC)

IMPATIBNfS shall use rcaaooablc commercial efforts to identify the treatment centres in the Territory and assure that all relevant information is prcscotcd to decision makers, patients and/or responsible medical specialist.’!, including infonning decision makers and/or rcspoDSJble medical specialists about their opportunities to apply for Early Access Approvals in the Territory.

Immediately after the first Early A£«Ss Approvals, IMPATIE1’’TS wiU (a) use reasonable commcrciaJ efforts to idcotify additional decision malccrs/rcsponsible medical speci•lists who have patients that may benefit &om BAPs of lbc Product in the Tcrritory; (b) assist medical speciali518 in making EAP applicat.ion.•; (c) implement procedures for coUecting treatment data (d) implCJllcnt procedute$ for ordering and delivery of Product in a timely manner.

Exhlbit 2 -Collaborative Committees

1.1.1
JSC Comoosition. The JSC shall coruisl of lwo (2) reprcsenlatives from each of the Parties, each with the rcquisile cxp<.Ticnce and seniority to enable such per.ion lo make decisions on behalf of a Party wilh respccl lo the issues falling within the jurisdicl ioo of the JSC. From time to time, each Party may substilUle one or more of its representatives to the JSC on wri1tcn notice to the other Party. The JSC shall be chaired by a csentativc of IMPATIENTS. The chairperson shall appoint a secretary of the Joint Sleeting CA>mmince, who shall be a n-.prcscntative of COMPANY.

1.1.2
Soecific Respogsibililitl. The JSC shall oversee the EAP foe the Product in the Tcrrilory, and shall serve as a forum for the cooniination of acti¥1tics foe the Product for the Territory. In perticubr, the JSC shall:

(a)	periodically (no less often than annually} review and serve as a Corum for discussing the EAP, and review and approve amcndm<:nts thereto;
(b)	oversee the conduct of EAP activities;
(c)	serve as a forum for discussing and coordinating stralegics for obtaining Early Access Approvals and Regulatory Approvals for the Product in the Territory;
(d)	establish secure ace<:S.’! methods (such as secure databases) for each Party to access Regulatory Documentation and other JSC related Infonnation as contemplated under this Agrecmcnt; and
(e)	perform such other functions as arc set forth herein or as the Partie1 may mutually agree in writing, except where in conflict with any provision of this Agreement.

1.1.3
Disbandment. Upon Marketing Authorisation of the Product in all Major Markets of the Territory, unless otherwise mutually agreed in writing, the JSC moll have no f\mhcr respoosibilities oc authority utder this Agreement and will be coiuidcn:d dissolved by the Parties. Additi003lly, in the event of a Cllangc of Control of COlvlPA.1’\Y, IMPATIENTS shall have the right at any time and for any reason. effective upon written notice, to disbard the JSC.

1.2	General Provisions Awlicablc to Commi!!CCS

1.2.1
Meetings and Minutes. The JSC shall meet quarterly, or in each case as otherwise agreed to by the Parties, wilh the location of such meetings allcmating between locations designated by COMPANY and locations designated by TMPATIENTS. The chairperson of the applicable Commitlee shall be responsible for calling meetings on no less lhan thirty (30) Business Da·notice. Each Party shall make all proposals for agenda items and shall prov ide all appropriate information with respect to such proposed items at least ten (10) Business Days in advance of the applicable mccling; provided that undCT exigent circumstuces requiring input by the Commiuce, a Party may provide its agenda items to the other Party within a sborter period of time tn advance of the meeting. or may prop>sc that there oot be a specific agenda for a particular meeting, so long as the otha’ Party consents to such later addition of such agenda items or the absence of a specific agenda for such meeting. such consent oot to be unreasonably withheld or delayed. The chaiq>erson of the Corrurunee shall prepare and circulate for review and approval of the Parties minutes of each meeting within thiny (30) days after the meeting. The Parties shall agree on the minutes of each meeting promptly,but in no event Jatu than the next meeting of the Committee. lf the Parties cannot agree on the content of the minutes the objecting party shall appclld a notice of objection with the specific details of the objection to the proposed minutes.

1.2.2
Procedural Rules. Each Committee shall have the right to adopt such standing rules as shall be necessary for its woric, to the extent that such rules are not inconsistent with this Agreement. A quorum of the Committee shall exist whenever there is present at a meeting at least one (I) representative appointed by each Pany. Representatives of the Parties on a Committee may attend a meeting either in person or by telephone,video conference or similar means in wh.ich each panicipant can hear what is said by, and be beard by,the other participants. Reprc$Clltation by proxy shall be allowed. Each Committee shall take action by unanimous agn:<“. mcnt of the representatives present at a meeting at which a quorum exists, with each Party having a single vote irrespccti..e of the number of representatives of such Party inattendance, or by a written resolution signed by at least one (I) representative appoinu:d by each Party. Employees or consultants of either Party that arc not representatives of the Parties on a Committee may attend meetings of such Commiltee; providM, however, that such auendees (a) shall not vote or otherwise panicipate in the decision-malciog process of the Committee, and (b) arc bound by obligations of confidentiality and non disclosure equivalent to those set fonh in Section! 1.1of the Agreement.

1.2.3
Committee Disootc Resolution. If a subcommittee cannot, or does not, reach unanimous agreement on an issue at a meeting or within a period often (I0) Business Days thereafter or such olher period as the Parties may agree, then the dispute shall be referred to the JSC foe resolution and a special meeting of the JSC may be called for such purpose. If the JSC cannot, or docs no\, reach unanimOWJ agreement on an issue, including any dispute arising from the JSC, then the dispute shall first be referred to the Senior Officers of the Panics, who shall confer in good faith on the resol ution of the issue. Any final decision mutually agreed to by the Senior Officers shall be conclusive and binding on the Parties. If the Senior Officcn llte not able to agree on the resolution of any such issue within thirty (30) days after such issue was fin’I n:fC1Ted to them, then, such dispute shall be finally and definitively resolved by:
(a)      the Senior Officer of lMPATIENTS to the extent the Dispute relates to the performance of the EAP (other than a Material Amendment which shall require mutual agreement of the Parties) and (b) by the Senior Officer of COMPAKY for all other Disputes.

1.2.4
Limjtatjons on Authority. Each Party shall retain the rights, powers, and discretion granted to it under this Agreement and no such rightS, powers, or discretion shall be delegated to or vested in a Committee unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agtee in writing. No Committee shall have the power to amend,modify, or waive compliance with this
Agreement, wh.ich may only be amended or modified as provided in Section 11.2 of the Agreement

1.2.5
Alliance Manager. Each Party shall appoint a person(s) who shall ovcrsc:c contact between the Parties for all matters between meetings of each Committee and shall have such other responsibilities as the Parties may agree in writing after the Effective Date (each, an “Alliance Manager”). Each Party may replace its Alliance Manager at any time by notice inwriting to the: otKr Party.

1.3
Discontinuation of Particioation on a Commincc. Each Committee shall continue to exist until the first to occur of: (i) lbc Parties mutually agreeing to disband the Committee; or (ii) COMPANY providing to lMPATIB1’’TS wrillal notice of its intention to disband and no longer participate in SLICb Committee, provided that COMPANY shall not give such written notice prior to Burly Access Approvals in the Major Markets of the Territory.Notwithstanding anything herein to the contrary, once COMPANY has provided such written notice, such Commillee shall be terminated and shall have no further rights or obligations under this Agreement, and thereafter any requirement of COMPANY to provide Information or other materials to such Committee shall be dccmcd a requirement to provide such Information or other matcrUils to J\,1PATIENTS and IMPATll!NTS shall have the right to solely decide, without consultation with COMPAi”IY, all matltl’S that are subject to the review or approval by such Committee hereunder.

1.4
Working Orourn. From time to time, the JSC may establish and delegate duties to sub committees or directed teams (each, a “Working Group”) on an “as-needed” basis to oversee particular projects or activitiC3 (for example, joint project team, joint finance group, and/or joint intellectual property group). Each such Working Group shall be constituted and shall operate as the JSC detcnnines: provided lhll1 each Worlc:ing Group shall have equal neprcseotation tiom each Pany, tmlcss otherwise mutually agreed. Working Groups may be established on .,,ad /toe basis for purposes of a specific project or on such other ba.•is as the JSC may determine. Each Wodcing Group and its activities shall be subject to the oversight, review aad approval of, and shall report to, the JSC. In no event shall the authority of the Worlcilli Group exceed that specified for the JSC. All decisions of a Working Group shall be by unanimous agreement. Any disagreement between the dcsigne<:s of IMPATIENT$ and COMPANY on a Working Oroup shall be referred to the JSC for resolution.

l.S
ExDe!!scs. Each Party shall be responsible for all travel and related costs and expenses for its members and other rqiresentatives to attend meetings of, and othcfwisc participate on, a Comntlucc or other Working Group.

Exhibit J.. Trademark Usage Conditions

I.I                PRODUCTT”Trademarlc License Tcmu.

I.I.I
IM PATIENTS acknowledges COM PANV’s exclusive right, title, and interest in and to the PRODUCfTM Trademarks and uck:nowledges that (i) neither lhis Agreement, nor its use of the PRODUCT’“ Trademarks hert.’Uilder, shall be construed to accord to IMPATIEJ\’TS any rights in lhe PRODUCT™ Trademarks other than the limited license rights granted herein, and (ii) the goodwill geoera!t:d thereby will inure solely and entirely to the benefit of COMPANY.

1.1.2
Should it be necessary to record IMPATrENTS as a rcgjstececl liccnscc of the PRODUCJTM Trademarks in any jurisdiction, COMPA. ‘Y shall do so at IMPATIE”.ITS’s expense, and IMPAnENTS will cooperate with COMPANY to cffcct such rccordation.

1.2          Trademarii: Use. IMPATIENTS may wrc the PRODUCT™ Tradcmarics solely in conjunction with the Product EAP.

1.2.1
PRODUCT’ ,. T@demarks Usa¥!1 RC!!ui n:ments. IMPATIENTS agrees to comply with the PRODUCT™ Trademarks Usage Requirements of this Exhibit 3 11nd the PRODUCTT”‘ Trademarks Usage Guidelines, as provided by COMPANY from time to time, but IMPATIENTS shall only be required to comply with any such guidelines after a period of thirty (30) days after the date it receives such guidelines (initially or as updated) from COMPANY. Fwhae to comply with any provision of the PRODUcrnc Trademarks Usage Reqwremcnts of this Section shall be considered a material breach of this Agreement. COMPANY may reasonably amend the PRODUCT’“ Trademarks Usage Guidelines from tirne to time upon n::asonabk written notice to lMPATIENTS,but no1 less than sixty (60) days notice.COMPM’Y shall provide a copy with any written notice.

1.22
Prior to making any use of rnatcria cootaining the PROD!,;CT”“ Tradcmarlcs, IMPATIENTS shall send to CO:’l.1PA1’Y (to the attention of ............) specimens of such materials, such as labels, advertising and other promotional materials for pw-poses of detcnni.ning whether the PRODUCT™ Trademarks are being used in accordance with the standards set forth herein.

1.2.3	The PRODUCTTM Trademarks may not be used in connection with the display, advertisi ng, or promotion of Product for any purpose IMPATIENTS has not been appointed for.

1.2.4
The PRODUCT™ Trademarks may not to be altered. The PRODUCT’“Trademarks a.re not to be used in conjunction with any other mark or dcsillJI, i.e., the PRODUCT”‘ Trademarks must stand alone in terms of the commercial impression generated by the particular usage; provided, however, that !MPATIENTS’s trademarlcs may be used along with ae PRODUCT”‘ Tradcnwts as long as such trademarks do not combine, superimpose or overlap “i’th the PRODUCT”“ Trademarks. L\iPATIE1”TS shall not use the PRODUCT”‘ Trademarks, or any portion thereof, as a domain name, ircluding. without limitation, as a sub-domain name or name of Product.

1.2.5	IMPATIENTS must identify the PRODUCT™ Trademarks as a trademark of COMPA. y with each usage in the following format: “The PRODUCT™ Trademark is a trademark of COMPANY “

1.2.6	IMPATIENTS must exercise care in the use of the PRODUCTT” Trademarks so as oot to indicate to the public that IMPATIENTS is a division or affiliate of COMPANY or otherwise related to COMPANY .

1.2.7	IMPATIBNTS shall not use as its own trademark any word(s) or design(s) confusingly similar to the PRODUCfTM Trademarks.

1.3
Right To lnsoect Upon reasonable prior written notice, and during normal business hours, without unreasonable disruption of !MPATIENTS’s business,COMPANY may, at its sole expense, inspect IMPATIENTS’s facilities and protocols in which IMPATIF.NTS uses the PRODUCTT’“ Trademarks, including but not limited to, packaging, manuals, instruction materials, brochures, catalogues, point-of-purchase displays, and the like, which malce use of the PRODUCT™ Trademarks, to ensure that usage of the PRODUCT”“‘ Trademarks is in compliance with the terms of this Agreement. If such inspections are made without specific good reason identified to IMPATIENTS in v.’Titing in advance of each such inspection; such inspections may only be made up to a max.imum of one (I) time during each year.

l.4
Protection of Jnterest  If IMPATIENTS becomes aware of any unauthori?.ed use of the PRODUCT™ Trademarks by a third party, IMPATIENTS, subject to its confidentiality obligations to other parties, agrees to promptly notify COMPJ\11.’Y and to cooperate fully, at COMPANY’s expense, in the enforcement of COMPANY’s rights against such a third party. Nothing contained in this Section shall be construed as to require COMPANY to enforce any rights against a third party or to restrict COMPANY’s rights to license or consent to such a third party’s use of the PRODUCT™ Tr.idemarks.

Exhibit 4

Price

The Individual Patient’s Treatment Price shall be: EURO 15.000,- excluding VAT or any o1her taxes and levies.

Exhibit 5
Quality Apeemcnt

Exhibit 6

Pbannacovigilance
Agreement

fabibit 1

Royalty
Scheme

Pursuant to art 7.I.Ithe royalty percentage of Net Sales of Product which COMPANY wiJJ pay on a country by country to IMPATIENTS,will be detcnnioed as follows:

1.    TMPATIENTS will be entitled to I% royalty on Net Sales of Product after the first Product Unit has been administrated to a patient

2.    IMPATIENTS will be entitled to an additional 0,4% royalty on Net Sates of Product after the first Product Unit has been administrated ina patient treated inone of the 5 European countries of the Major Markets, being:United Kingdom, France, Germany, Italy or Spain (hereinafter referred to as “EUMajor Markets”)

3.    IMPATIENTS wiU be entitkd to an additional 0,3% royalty on Net Sales of Product afu:r a first consecutive six (6) months period, starting three (3) months after signing this agreement,in which there has been an average of six (6) patients in the lmltment per month.

4.    lMPATTENTS will be entitled to an additional 0,3% royalty on Net Sales of Product after a first consecutive twelve (12) months period in which there has been an average of twelve (12) patients in the treatment per month ..

5. IMPATIENTS will be entitled to an additional 0-3% royalty of Net Sales of Product based on the following fonnula;

0,2 x (Net cummutativc EAP Sales of Product inmillions in the Territory after signing the agreement)

6.    If in the period starting 9 months after signing of this agreement and ending at the moment MA is granted by EMA, there is any consecutive three (3) months period in which less than six
(6) Product Units have been adrninTh1raled,any earned royalty percentage under section 5 of this
Exhibjt is reduced by 0,5%.This reduction can happen only once every calendar year.

7.    The royal ty percentage calculations mentioned insection S and 6 of this Exhibit will be determined once every calendar year, starting January I, 2015.lf the r:esult of the calculation of the royalty level following section S and 6 of this Exhibit will be negative,the result will be set at 0. The outcome of the annual royally percentage calculation following 5 and 6 is locked and can no longer be changed.

8.    Royalty perceolagoe earned by fulli.WD& the thraholde mentioned in secti009 1-4of Ibis Bxhibit, are locked llld cllllllOl be raluccd and as such rMPATIENTS is entitled lo 2% ro)”lty of Net Sll-fl’rochlct inthe relevant marlceli wheo. all tbreebolda bne been met.